Exhibit (g.4)

APPENDIX A

CUSTODY AGREEMENT

DOMESTIC SUBCUSTODIANS:

Citibank (Foreign Securities Only)

SECURITIES SYSTEMS:

Federal Book Entry

Depository Trust Company

SPECIAL SUBCUSTODIANS:

SECURITIES DEPOSITORIES

COUNTRIES

                    FOREIGN SUBCUSTODIANS         CLEARING AGENCIES

                 Euroclear

ICAP FUNDS, INC.	UMB BANK, N.A.
By:	By:
Name: Pamela H. Conroy	Name: Ralph R. Santoro
Title: Vice President and Treasurer	Title: Senior Vice President
Date:	Date: